Exhibit 99


                    CUC INTERNATIONAL INC. COMPLETES
                        CONVERTIBLE NOTE OFFERING


            Stamford, CT. - February 12, 1997 - CUC International Inc. (NYSE:
CU) announced today that it has completed the sale of $550 million principal amount of its 3% Convertible Subordinated Notes due February 15, 2002. $100 million principal amount of the Notes represents the exercise of the initial purchasers' over-allotment option. The offering was made to qualified institutional buyers and a limited number of institutional accredited investors, and outside the United States in offshore transactions exempt from registration under U.S. federal securities laws. The initial purchasers of the Notes were Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Allen & Company Incorporated; Alex Brown & Sons Incorporated; Furman Selz; and Hambrecht & Quist.

            The Company intends to use the approximately $542.1 million of net proceeds from the sale of the Notes for general corporate purposes, including to finance potential business acquisitions and strategic alliances that complement the Company's businesses and implement its growth strategy.

            The Notes are convertible into shares of the Company's common stock after May 12, 1997, and prior to February 15, 2002, at a conversion price of $30.625 per share which represents a premium of 25 percent to the share price of CUC common stock based on the February 5, 1997 closing price of $24.50. After giving effect to the full conversion of the Notes and the issuance of up to 17,959,184 shares of CUC common stock upon such conversion, this would represent approximately four percent of the Company's current outstanding common stock. Such conversion rate is subject to adjustment in certain circumstances.

            CUC International is a leading technology-driven, membership-based consumer services company that currently provides more than 63.8 million consumers worldwide with access to home, shopping, travel, insurance, automobile, dining, home improvement, lifestyle clubs, checking account enhancement,a nd discount coupon programs. The Company also provides educational and entertainment interactive media products.

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